AMENDMENT No. 3
TO THE
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HAMILTON LANE ADVISORS, L.L.C.

This AMENDMENT No. 3 TO THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HAMILTON LANE ADVISORS, L.L.C. is entered into as of May 24, 2023 by Hamilton Lane Incorporated (the “Managing Member”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Fourth Amended and Restated Limited Liability Company Agreement of Hamilton Lane Advisors, L.L.C., dated as of March 6, 2017, by and among the Managing Member, Hamilton Lane Advisors, Inc., the Company, Hamilton Lane Advisors, L.L.C., HL Management Investors, LLC, HLA Investments, LLC and the other persons and entities party thereto, as amended prior to the date hereof (the “Operating Agreement”).

WHEREAS, the Managing Member has the right to amend the Operating Agreement, in certain circumstances with the consent of the holders of a majority of the Class B and Class C Units;

WHEREAS, the Operating Agreement contemplates tax distributions being made to its members;

WHEREAS, the Managing Member wishes to amend the method of calculating tax distributions;

WHEREAS, the holders of a majority of the outstanding Class B and Class C units have consented to this amendment;

NOW, THEREFORE, intending to be legally bound hereby, the Managing Member hereby amends the Operating Agreement as follows:

1.The definition of “Permitted Transfer” in Section 2.1 of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Transfer” has the meaning set forth in Section 10.2(b), and each Transferee to whom a Permitted Transfer is made is a “Permitted Transferee” of the Transferor.

2.The definition of “Assumed Tax Rate” in Section 2.1 of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“Assumed Tax Rate” means a rate determined by the Managing Member for the applicable Taxable Year, which shall be the highest effective combined marginal U.S.

federal, state and local income tax rate (taking into account any self-employment tax or tax imposed by Code section 1411) applicable during such Taxable Year to a natural person residing in or corporation doing business in, at the election of the Managing Member, (i) San Francisco, California, (ii) New York, New York, or (iii) such other jurisdiction as the holders of a majority of the then outstanding Units of Class B units and Class C units, voting together as a single class, consent to in writing (in each case after giving effect to any differences in rates applicable to ordinary income and capital gains and any U.S. federal income tax deduction for such state and local income taxes).

3.Section 6.4(a) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

(a)Subject to the limitations set forth in any indenture or other credit, or other financing and warehousing or similar agreement governing indebtedness or other liabilities of the Company or any of its subsidiaries, and subject to Section 6.4(c), for each Quarterly Estimated Tax Period of each Taxable Year, the Company shall, to the extent of available cash of the Company, make a distribution in cash (each, a “Tax Distribution”), pro rata in accordance with the Percentage Interests in effect on the date of such Tax Distribution, after adjusting for distributions required under Section 6.4(c) and considering offsetting impact to distributions to transferees. The amount of each Tax Distribution shall be equal to the greater of (1) the excess of (i) (x) the taxable income of the Company attributable to such period and all prior Quarterly Estimated Tax Periods in such Taxable Year, based upon (I) the information returns filed by the Company, as amended or adjusted to date, and (II) estimated amounts, in the case of periods for which the Company has not yet filed information returns (determined by disregarding any adjustment to the taxable income of any Member that arises under Code section 743(b) and is attributable to the acquisition by such Member of an interest in the Company in a transaction described in Code section 743(a)), multiplied by (y) the Assumed Tax Rate, over (ii) the aggregate amount of Tax Distributions made by the Company with respect to such Taxable Year, regardless of when made, or (2) the amount necessary when paid to all the Members pro rata that will result in a payment to HLI sufficient to enable HLI to pay its actual tax liabilities (including estimated taxes) and all its other expenses and liabilities (including, but not limited to, its obligations under the Tax Receivable Agreement); provided, that the Company may, at the discretion of the Managing Member, defer payment of any portion of a Tax Distribution in excess of the amount contemplated by clause (2) above, provided further that the deferred portion of any Tax Distribution must be paid by the Member’s corresponding statutory estimated payment due date.
4.Except as explicitly modified by Sections 1 and 2 above, the other provisions, terms and conditions of the Operating Agreement are and will remain in full force and effect. On and after the Effective Date, each reference in the Operating Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Operating Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Operating

Agreement, will mean and be a reference to the Operating Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the undersigned Managing Member has caused this Amendment No. 3 to be duly executed and delivered as of the date first set forth above.

HAMILTON LANE INCORPORATED

By:	/s/ Lydia Gavalis
Name: Lydia Gavalis
Title: General Counsel and Secretary